Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-289231

PROSPECTUS

Shuttle Pharmaceuticals Holdings, Inc.

1,180,877 Shares of Common Stock

Pursuant to this prospectus, the selling stockholder identified herein is offering on a resale basis 1,180,877 shares of common stock of Shuttle Pharmaceuticals Holdings, Inc., consisting of (i) 21,924 outstanding shares and (ii) 1,158,953 shares issuable upon exercise of pre-funded warrants, each exercisable into one share of common stock at a nominal exercise price per share of $0.001, without expiration. The outstanding shares of common stock and the pre-funded warrants were issued to the selling stockholder in connection with a private placement we completed on June 24, 2025. We will not receive any of the proceeds from the sale by the selling stockholder of the shares.

The selling stockholder may sell or otherwise dispose of the shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell or otherwise dispose of the shares covered by this prospectus in the section entitled “Plan of Distribution” on page 7. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, or the SEC.

You should carefully read this prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SHPH.” On August 1, 2025, the last reported sale price for our common stock was $3.50 per share.

Investing in our common stock involves substantial risk. Please read “Risk Factors” beginning on page 6 of this prospectus and in the documents we incorporate by reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

As used in this prospectus and unless otherwise indicated, the terms “we,” “us,” “our,” “Shuttle Pharma,” or the “Company” refer to Shuttle Pharmaceuticals Holdings, Inc. and its consolidated subsidiaries.

All share amounts in this prospectus give effect to our 1-for-25 reverse stock split effected on June 16, 2025, unless otherwise indicated.

SUMMARY

About Us—Business Overview

Founded by Georgetown University Medical School faculty members, Shuttle Pharmaceuticals Holdings, Inc. is a discovery and development stage pharmaceutical company leveraging our proprietary technology to develop novel therapies that are designed to cure cancer. Originally formed as Shuttle Pharmaceuticals, LLC in 2012, our goal is to extend the benefits of cancer treatments by leveraging insights into cancer therapy with surgery, radiation therapy, chemotherapy and immunotherapy. While there are several therapies being developed with the goal of curing cancer, one of the most effective and proven approaches to this is radiation therapy (“RT”). We are developing a pipeline of products designed to address the limitations of the current standard of cancer therapies. We believe that our product candidates will enable us to deliver cancer treatments that are safer, more reliable and at a greater scale than that of the current standard of care.

Our operations to date have focused on continuing our research and development efforts to advance Ropidoxuridine clinical testing and improved drug formulation, to advance HDAC6 inhibitor (SP-2-225) preclinical development and explore the application of the PC-RAD Test, predictive biomarkers of radiation response. The clinical development of Ropidoxuridine has included completion of a Phase I clinical trial to establish drug bioavailability and a maximum tolerated dose for use in Phase II clinical trials. TCG GreenChem, with whom we have contracted for process research, development and cGMP compliant manufacture of IPdR, has manufactured the API of Ropidoxuridine and the University of Iowa Pharmaceuticals has formulated the drug product for use in our current Phase II clinical trial in brain cancer patients undergoing radiation therapy. The drug product (capsules) were shipped to CRO Theradex Oncology and distributed to clinical trial sites that are fully approved to enroll patients in the trial. Shuttle Pharma received approval from the FDA to begin the clinical trial. The FDA thereafter made recommendations to expand the clinical trial to include a randomized dose “optimization” step and we agreed with the recommendation. Meetings with engaged clinical sites to review the protocol documents have occurred and FDA required IRB approvals have been received. With FDA recommended changes incorporated into the revised protocol and the completion of site initiation visits, we commenced our Phase II clinical study in October 2024. The Company’s radiation biomarker project and the health disparities project have been completed and we are proceeding with plans for clinical validation and potential for commercialization of Ropidoxuridine as a radiation sensitizer.

Corporate Information

The Company was formed as a limited liability company in the state of Maryland in December 2012 and was converted to a C corporation in August 2016. In June 2018, we completed a share exchange with Shuttle Pharma Acquisition Corp. Inc. (“Acquisition Corp.”), pursuant to which Shuttle Pharmaceuticals, Inc. became a subsidiary of Acquisition Corp. and we subsequently changed the name of Acquisition Corp. to Shuttle Pharmaceuticals Holdings, Inc.

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Our executive offices are located at 401 Professional Drive, Suite 260, Gaithersburg, MD 20879 and our telephone number is (240) 430-4212. Our corporate website is www.shuttlepharma.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, if any, are available to you free of charge through the “Investor Relations” section of our website as soon as reasonably practicable after such materials have been electronically filed with or furnished to the SEC. Information contained on our website does not form a part of this prospectus.

Private Placement

On June 20, 2025, we entered into a securities purchase agreement with an accredited investor, for the sale by the Company to the investor, in a private placement, of 21,924 shares of common stock and 1,158,953 pre-funded warrants to purchase shares of common stock, at a purchase price of $3.60 per share or $3.599 per pre-funded warrant. The private placement closed on June 24, 2025.

The pre-funded warrants are immediately exercisable, at a nominal exercise price of $0.001, and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants may not be exercised to the extent such exercise would result in the holder beneficially owning more than 4.99% of the Company’s outstanding common stock.

In connection with the purchase agreement, the Company entered into a registration rights agreement with the investor. Pursuant to the registration rights agreement, the Company agreed to file a registration statement with the SEC to register for resale the shares of common stock, and the shares issuable upon exercise of the pre-funded warrants issued under the purchase agreement, within 10 days of the closing date, and to have such registration statement declared effective within 90 days of the closing date (or 120 days if the registration statement is reviewed by the SEC). The registration rights agreement provided that the Company would be obligated to pay certain liquidated damages to the investor if the Company failed to file the resale registration statement, or to have such registration statement declared effective by such dates. The Company was prepared to file the registration statement within the deadline required under the registration rights agreement and its failure to do so within such deadline was due to a request by the investor. The Company has interpreted such request by the investor as a waiver of any liquidated damages under the registration rights agreement with respect to the Company’s failure to file the registration statement within 10 days of the closing date.

WestPark Capital, Inc. (“WestPark”) acted as the placement agent in connection with the private placement pursuant to an engagement agreement between the Company and WestPark, as amended (as amended, the “Engagement Agreement”). Pursuant to the Engagement Agreement, the Company paid WestPark a fee of 4% of the gross proceeds received by the Company in the private placement. The Company also reimbursed certain expenses of WestPark.

This prospectus covers the resale of the 21,924 shares and 1,158,953 shares issuable upon exercise of the pre-funded warrants issued under the purchase agreement.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed below, as well as those under the heading “Risk Factors” contained in our most recent annual report on Form 10-K filed with the SEC, and as incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus. Please also read carefully the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

The sale of a substantial amount of our common stock, including resale of the shares of common stock by the selling stockholder in the public market, could adversely affect the market price of our common stock.

We are registering for resale 1,180,877 shares of common stock, including 1,158,953 shares issuable upon the exercise of pre-funded warrants held by the selling stockholder. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when the selling stockholder may sell such shares in the public market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements in this prospectus and the documents incorporated by reference that are not historical facts should be considered “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the forward-looking statements can be identified by the use words such as “believe,” “expect,” “may,” “estimates,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” “project,” “continue” or “anticipates” or similar expressions or words, or the negatives of those expressions or words. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus from other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations and products, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements as a result of several factors including, but not limited to, those noted under “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the shares of common stock covered by this prospectus. All proceeds from the sale of the shares will be paid directly to the selling stockholder.

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SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are those shares previously issued to the selling stockholder and shares underlying the pre-funded warrants issued to the selling stockholder under the purchase agreement between us and the selling stockholder, dated June 20, 2025 (see “Summary—Private Placement”). We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and as otherwise disclosed in this prospectus, the selling stockholder has not had any material relationship with us within the past three years. The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, as of August 1, 2025. The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.

In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus covers the resale of the number of shares of common stock and shares underlying pre-funded warrants issued to the selling stockholder under the purchase agreement. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Selling Stockholder	Number of shares beneficially owned prior to offering(1)		Number of shares offered	Number of shares beneficially owned after offering(2)	Percentage of shares beneficially owned after offering(3)
Alternative Investment Capital Inc.(4)	1,180,877	(5)	1,180,877	0	0

(1) Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, the selling stockholder named in the table has sole voting and investment power with respect to the common stock shown as beneficially owned by the selling stockholder, except as otherwise set forth in the footnotes to the table.

(2) Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares of common stock offered for resale under this prospectus will be sold and (b) no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder may sell all, some or none of such shares offered pursuant to this prospectus.

(3) Based on 1,070,773 shares of common stock outstanding as of August 1, 2025.

(4) Connor Yuen has voting and dispositive power over the shares. The address of the selling stockholder is 850 New Burton Road, Suite 201, Dover, DE 19904.

(5) Includes 1,158,953 shares issuable upon exercise of pre-funded warrants. The pre-funded warrants cannot be exercised to the extent such exercise would result in the holder beneficially owning more than 4.99% of the Company’s common stock. The ownership amount in the table does not give effect to such beneficial ownership limitation.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;

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●	settlement of short sales;
●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until (i) the date on which the securities may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not, subject to certain exceptions, simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Shuttle Pharmaceuticals Holdings, Inc. as of and for the years ended December 31, 2024 and 2023 incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part, have been so incorporated in reliance on the report of Forvis Mazars, LLP, an independent registered public accounting firm. Such consolidated financial statements have been incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The report of Forvis Mazars, LLP contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. The documents we are incorporating by reference into this prospectus are:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 26, 2025;
●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 8, 2025;
●	Our Current Reports on Form 8-K filed with the SEC on January 7, 2025, January 21, 2025, January 28, 2025, February 27, 2025, February 28, 2025, March 12, 2025, March 13, 2025, March 25, 2025, March 31, 2025, April 4, 2025, April 10, 2025, April 21, 2025, May 15, 2025, May 28, 2025, June 25, 2025, and July 30, 2025; and
●	The description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on August 29, 2022 (File No. 001-41488).

All documents subsequently filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) prior to the termination or completion of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: 401 Professional Drive, Suite 260, Gaithersburg, MD 20879, (240) 430-4212.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website. We also maintain a website at www.shuttlepharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

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